PROSPECTUS Dated December 19, 2008	Pricing Supplement No. 12 May 17, 2010

U.S. $10,000,000,000 FORD MOTOR CREDIT COMPANY LLC	Rule 424 (b)(3) Registration Statement No. 333-156360
FLOATING RATE DEMAND NOTES

Interest Rate Per Annum

Period	Tier One Notes	Tier Two Notes	Tier Three Notes
Beginning	Under $15,000	$15,000-$50,000	Over $50,000
05/17/2010	1.55%	1.70%	1.85%